Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 790 Registration Statement Nos. 333-250103; 333-250103-01 Dated February 16, 2021; Filed pursuant to Rule 433

3-Year Worst-of ARKG and ARKK Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	ARK Genomic Revolution ETF (“ARKG”) and ARK Innovation ETF (“ARKK”)
Early redemption:	Determination dates:	Call threshold level:	Call premium:
	1st: August 23, 2021	100% of the initial share price for each underlying	At least 7.25%
	2nd: February 24, 2022		At least 14.50%
	3rd: August 23, 2022		At least 21.75%
	4th: February 23, 2023		At least 29.00%
	5th: August 23, 2023		At least 36.25%
Downside threshold level:	60% of the initial share price for each underlying
Pricing date:	February 23, 2021
Final determination date:	February 23, 2024
Maturity date:	February 28, 2024
CUSIP:	61771E7G7
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/ 000183988221002157/ms790_fwp-01665.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Worst Performing Underlying	Payment (per security)
1st Determination Date	-20%	--
2nd Determination Date	+20%	$1,145.00*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,145.00 per security on the related early redemption date.

Hypothetical Payout at Maturity[1]
Assuming that one or both of the underlyings close below the respective initial share price(s) on each of the semi-annual determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:
Change in Worst Performing Underlying	Payment (per security)
+30%	$1,435.00*
+20%	$1,435.00*
+10%	$1,435.00*
0%	$1,435.00*
-10%	$1,000
-20%	$1,000
-30%	$1,000
-40%	$1,000
-41%	$590
-50%	$500
-70%	$300
-90%	$100
*Assumes a call return of 14.50% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of any principal.
•	The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.
•	The market price will be influenced by many unpredictable factors.
•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.
•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.
•	Not equivalent to investing in the underlying shares.
•	Reinvestment risk.
•	The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.
•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.
•	The estimated value of the securities is approximately $875.00 per security, or within $25.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.
•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

•	You are exposed to the price risk of each of the underlying shares.
•	An investment in the securities is subject to risks associated with actively managed funds.
•	Risks associated with disruptive innovation companies.
•	Risks associated with the healthcare sector with respect to the ARK Genomic Revolution ETF.
•	An investment in the securities is subject to risks associated with small-capitalization and micro-capitalization companies.
•	There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities.
•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.
•	The performance and market price of any of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the net asset value per share of such underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.